Appendix 1

HUBER CAPITAL MANAGEMENT, LLC
Code of Ethics

Personal Trading/Confidential Information/Conflicts of
Interest
Policy Statement and Compliance Procedures

Approved: April 1, 2007 / Revised: February 29, 2024

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires SEC registered investment advisers such as Huber Capital Management, LLC (the “Company”) to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that the Company requires of its “Employees,”1 requires Employees to comply with applicable federal securities laws,2 and set forth provisions regarding personal securities transactions by Employees.

Under Rule 204A of the Advisers Act, the Company must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, the Company and each of its Employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading). In addition, the Company and each of its Employees has a fiduciary obligation to the Company’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Company or such Employees by its clients. Finally, because the Company and each of its Employees is a fiduciary to the Company’s clients, the Company and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Company or such Employees and the interests of the Company’s clients.

To ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Company has adopted the policies and procedures set forth in this Code. The policies and procedures set forth herein are intended to articulate the Company’s policies, educate the Employees about the issues and these policies, establish procedures for complying with these policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Company satisfies its obligations in this area. By doing so, the Company hopes that the highest ethical standards are maintained and that the reputation of the Company is sustained.

1 The term “Employee” as used in these Procedures includes all “Supervised Persons” who are “Access Persons” as these terms are respectively defined under Section 202(a)(25) of the Advisers Act and Rule 204A-1 thereunder and discussed below. Accordingly, “Employee” includes all officers, directors, regular full-time and regular part-time employees of the Company, and any independent contractors involved in making recommendations to clients whose activities are supervised and controlled by HCM, as well as spouses, domestic partners, and dependents. “Employee” does not include service providers, long-term temporaries, or on-site consultants. who do not constitute “Access Persons.”

2 “Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers

Act, Title V of Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC of the Department of the Treasury.
In addition, Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) requires that every investment adviser to an investment company adopt a written code of ethics. Because the Company is the investment advisor or investment sub-advisor to registered investment companies (“HCM Advised Mutual Funds), the Company has adopted such requirements in this Code. The Company is required to report to the Board of Trustees of each HCM Advised Mutual Fund regarding any material compliance violations of this code by Access Persons.1

As a fiduciary to Company Clients (as defined below), each Employee must avoid actual and apparent conflicts of interest with such Company Clients. Generally, a conflict of interest arises where a person has two (or more) competing interests and serving one of those interests could damage or harm the other interest In the context of our business, such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any Company Client. If so, Employees are first obligated to make such limited opportunity available to Company Clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, no Employee may:

•Employ any device, scheme or artifice to defraud Company Clients;

•Make any untrue statement of a material fact to Company Clients or omit to state a material fact necessary in order to make the statements made to Company Clients, in light of the circumstances under which they are made, not misleading;

•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on Company Clients; or

•Engage in any manipulative practice with respect to Company Clients.

No Employee may indirectly or through an agent, do anything prohibited under the Code. If you have any questions regarding this Code, please contact the Chief Compliance Officer.

I.    INSIDER TRADING

It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information, or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. Insider trading prohibitions extend to the activities of each Employee. Because the Company does not have an investment banking division or affiliate it is anticipated that such Employees will not routinely receive “inside information” except insofar as they may have material nonpublic information about a publicly traded closed-end investment company for which the Company serves as investment advisor. However, to educate Employees, more information describing “insider trading” and the penalties for such trading are set forth below. Compliance procedures regarding the use of inside information by the Employees are also described just in case an Employee receives inside information.
A.    Insider Trading Defined

1 “Access Person” means any Employee who has access to nonpublic information regarding any Company Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any HCM-Advised Mutual Fund or any other fund whose investment adviser controls or is under common control with the Company. For purposes of the foregoing, all Employees are presumed to be “Access Persons.”

•Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio (including the securities held by any HCM-Advised Mutual Funds).
•The names of the securities on the Company’s various buy and sell lists.
•The name of any security under consideration for placement on any buy or sell list.
•Any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Company, and/or (ii) embarrass or harm the client or the Company.

Given the breadth of the above, all information that an Employee obtains through his or her association with the Company should be considered confidential unless that information is specifically available to the public.
B.    Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of an Employee’s duties with the Company. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account. Confidential information with regards to any Company Client (including any HCM-Advised Mutual Funds) may not be used for the benefit of any other client.
C.    Procedures Regarding Use and Treatment of Confidential Information

The Company encourages each Employee to be aware of, and sensitive to, such Employee’s treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with the Company, not to store confidential information in plain view in public areas of the Company’s facilities where anyone entering the room may see it, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Particular care should be exercised if confidential information must be discussed in public places, such as elevators, taxicabs, trains or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an employee of the Company.

III.    CONFLICTS OF INTEREST INVOLVING PERSONAL SECURITIES ACCOUNTS AND OTHER ACTIVITIES

A.    Fiduciary Duty to Avoid Conflicts of Interest Between Client Accounts and Personal Accounts

As noted above, because the Company and each of its Employees is a fiduciary to the Company Clients, the Company and such persons must avoid actual and apparent conflicts of interest with the Company Clients.
The appearance of a conflict of interest may be just as harmful as an actual conflict. HCM understands that it is not always clear whether an activity creates an actual or apparent conflict of interest. However, it is the responsibility of all HCM employees to disclose what might rise to the level of even a potential conflict. HCM can seek to avoid, mitigate, or manage actual, apparent, and potential conflicts of interest only when HCM is aware of them.

In any situation where the potential for conflict exists, the client’s interest must take precedence over personal interests. This includes situations where a client may be eligible for a “limited availability” investment opportunity offered to an employee. Employees are not to make a trade if the employee has reason to believe that a reasonable person may believe that the trade should first be offered to the Company Clients. However, the Company recognizes that there may be situations in which investment in securities with an apparent conflict of interest does not raise the type of conflict that these rules are designed to address. If there is any doubt, resolve the matter in the client’s favor and confer with the Compliance Department.

If both an Employee and a client of the Company are engaging in transactions involving a Publicly-Traded Security (defined below) or a “Company Name” (defined below), an actual or apparent conflict of interest could arise. In those cases, transactions for client accounts must take precedence over transactions for Personal Accounts (as hereinafter defined) and personal transactions that create an actual or apparent conflict must be avoided.

B.    Key Definitions
employee as of the date the person became an employee, and the date that the report is submitted by the Employee; and

(iii)    A signed “Annual Holdings Report” (attached) for all Reportable Securities in each of his or her Personal Accounts, in addition to account statements (see below). The report shall be submitted to the Compliance Department within (30) calendar days following the end of the annual period. The report shall include the title, and as applicable the exchange ticker symbol or CUSIP number, the number of shares of each Reportable Security in which the employee had any direct or indirect beneficial ownership, the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee, and the date that the report is submitted by the Employee.

Employees must direct his or her brokers to provide the Company with duplicate copies of all trade confirmations and account statements for his or her Personal Accounts within the deadlines for the respective holdings or transaction reports.

If the tenth or thirtieth day is not a workday, then the statements must be submitted earlier. The Employee should sign and submit the “Employee Quarterly Certification” (sample attached) which certifies the completeness of the information included therein and certifies certain other matters.
The Quarterly Certification contains important acknowledgments.

2.    Review of Reports. The Compliance Department shall promptly review each Initial or Quarterly Report or Statement. The Compliance Department will compare the transactions reported in

Pre-Clearance Securities and Company Names against the lists of Company Names and the Pre-Clearance that occurred during the quarter to determine whether any violations of the Company’s policies or of the applicable securities laws took place.

F.    Prohibited Activities and Additional Restrictions

1.    Directorships Require Approval. Employees should discuss with the Compliance Department any invitations to serve on the board of directors for any private or public operating company (except non-profits). Care in this area is necessary because of the potential conflict of interest involved and the potential impediment created for accounts managed by the Company in situations where employees serving on boards obtain material nonpublic information in connection with their directorship, thereby effectively precluding the investment freedom that otherwise would be available to clients of the Company. Each Employee should advise the Compliance Department at least annually of any operating company directorship held by that Employee.

2.    No Special Favors. No Employee may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party. Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of the Company – regardless of the form the favor takes – is strictly prohibited. Personal transactions which create the appearance of special favoritism should be avoided.

3.    Ownership in Other Businesses. Employees may not own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, HCM unless specific written approval has been granted in advance by the Chief Compliance Officer. As detailed above, Employees are prohibited from directly or indirectly buying, investing in or otherwise acquiring rights to any investment opportunity, when such persons know that HCM may be interested in pursuing such opportunity.

4.    Restrictions on Gifts and Entertainment. From time to time the Company and/or Employees may give or receive gifts in the course of their employment. Any gift that has a value in excess of a de minimis amount should not be accepted or given. Generally, a gift of more than $250 would not be considered de minimis. Gifts given to the firm and are shared by all employees of the firm are exempt from this limit.

You may give or accept business entertainment (e.g. meals, sporting event or theater tickets, and golf course fees) in the ordinary course of business interactions (even though the cost of such items exceed $250) as long as the business courtesy is not so frequent or significant in amount as to potentially impair your judgment to act in the best interest of HCM and our Clients. The sponsoring party must be in attendance as a host of the event. If the sponsoring party is not in attendance as host, then the cost of the entertainment will be viewed as a gift and will be subject to the $250 limit.

You may not directly or indirectly accept payment for travel or lodging expenses from any person or other entity that does business, or proposes to do business, with us in conjunction with attendance at seminars, meetings, conferences, etc., without prior written approval of your Supervisor and the Compliance Department. Similarly, you may not directly or indirectly provide payment for travel or lodging expenses in these circumstances without prior written approval of your Supervisor and the Compliance Department.

Each Employee is responsible for determining the value of gifts given or received from third parties and whether a particular gift has de minimis value in the circumstances. However,

Employees are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the Employee’s judgment. Any gifts received or given over the de minimis value must be reported to the Compliance Department via e-mail.

IV.    SANCTIONS

Any Employee action that appears to violate the Code may result in further inquiry by the Chief Compliance Officer and/or the imposition of sanctions, up to and including dismissal.
A.    Procedural Noncompliance

Noncompliance with the procedural requirements of this Code of Ethics (e.g., failure to submit quarterly reports in a timely manner or the failure to disclosure potential conflicts of interest) shall be noted. Repeated noncompliance (i.e., three similar failures to comply with procedural requirements within a one-year period) will be considered a violation and may result in disciplinary action. Notwithstanding the foregoing, a single instance of noncompliance with the procedural requirements of the Code may result in disciplinary action should the facts and circumstances warrant such action, in the sole discretion of the Compliance Department.
B.    Violations and Trading Noncompliance

Failure to comply with the preapproval requirements and/or substantive prohibitions of this Code of Ethics with respect to trading activity may result in immediate disciplinary action even for “first-time offenses.” In this regard, the Company believes that trading activity which creates an actual or apparent conflict of interest constitutes a clear violation and will generally always result in disciplinary action absent highly extenuating circumstances.
C.    Extenuating Circumstances

The Company recognizes that instances of inadvertent noncompliance or violation may occur or that extenuating circumstances may apply to specific instances of noncompliance or violation. In such an event, the Employee shall immediately notify the Compliance Department which shall have discretion to determine appropriate remedial action.

D.    Disciplinary Actions

The Company may take one or more of the following disciplinary actions, including, without limitation: issuing a disciplinary memorandum; issuing a violation report; issuing a letter of reprimand; requiring disgorgement of profits; requiring a personal trade to be broken at Employee’s expense; requiring that personal trades be reversed; requiring such other corrective actions determined appropriate by the Compliance Department; suspension of Employee personal trading privileges for a period of time, the loss of all personal trading privileges; requiring the consolidation of Employee accounts with certain brokers; implementation of internal information barriers; recusal of the affected Employee from client investment decisions; recusal of the affected Clients from certain transactions; in the instance of a related-party transaction, requiring negotiation of each transaction independently; requiring such other trading restrictions, disclosure, or other steps determined appropriate by the Compliance Department; monetary fines; suspension, dismissal and reporting the violation to the appropriate regulatory authorities.
No Employee will determine or participate in the determination of whether they committed a violation of the Code, or what sanction, if any, is to be imposed against themselves. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

V.    RESPONSIBILITIES OF COMPLIANCE DEPARTMENT

A.    Making Compliance Manageable

The Compliance Department will do everything it can to make compliance with the Company’s Code of Ethics easy. Among the things that the Compliance Department will do are the following:
1.    Be Available. Employees will always have access to a representative of the Compliance Department.

2.    Keep Company Lists Current. The Compliance Department will make sure that Employees have access to current company lists so that Company Names can be readily identified.

3.    Assist in Reporting. Where applicable, the Compliance Department will make sure that all Employees have access to and are trained in the use of any personal trading software to report personal securities transactions. The Compliance Department will assist Employees in making arrangements to accommodate vacation and travel schedules that might interfere with timely pre-clearance, execution and/or report submission.

4.    Respect Confidentiality. The Compliance Department understands the sensitivity of personal financial information and will maintain all information in a confidential manner that respects each individual Employee’s privacy.

VI.    SUMMARY

A.    Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code of Ethics. The failure by any employee to provide the requisite notification with respect to procedural requirements is considered a serious offense for which the employee may be sanctioned (as noted above). Likewise, any violations of such policies and procedures may result in serious sanctions, including dismissal from the Company.

B.    Reporting a Violation of the Code

All Employees should report promptly to the Chief Compliance Officer any violation of this Code of Ethics. All such reports will be treated confidentially to the extent permitted by law and the Company shall not retaliate against any individual who reports a violation of this Code.